This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

File No. 333-111040

SUBJECT TO COMPLETION, DATED JANUARY 23, 2006

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 10, 2003

Ps.

Teléfonos de México, S.A. de C.V.

% Senior Notes Due

The notes will mature on             . We will pay interest on the notes on              and              of each year. The first interest payment will be made on             , 2006. Payments of interest are currently subject to Mexican withholding tax. We will pay additional amounts of interest so that the amount received by holders of the notes after Mexican withholding tax will equal the amount that would have been received if no withholding tax had been applicable, subject to some exceptions described in this prospectus supplement. Payment of principal, interest, additional amounts and all other amounts in respect of notes will be made in U.S. dollars, unless a holder of notes elects to be paid in Mexican pesos by following the procedures described in this prospectus supplement. The notes will rank equally in right of payment with all our other senior, unsecured debt obligations.

In the event of certain changes in our controlling shareholders, each holder of notes will have the right to require us to repurchase its notes at a price equal to 100% of their principal amount plus accrued interest to the repurchase date.

In the event of certain changes in the applicable rate of Mexican withholding taxes on interest, we may redeem the notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

We have applied to list the notes on the New York Stock Exchange.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-5 of this prospectus supplement.

	Price to Public(1)(2)		Underwriting Discount and Commissions		Proceeds to Telmex
Per Note		%		%		%
Per Note in U.S. Dollars(3)	U.S.$		U.S.$		U.S.$
Total	U.S.$		U.S.$		U.S.$

(1)	Purchasers of notes may make the payment of the price to public in U.S. dollars based on an exchange rate on January , 2006 of Ps. = U.S.$1.00. Alternatively, purchasers of notes may make the payment of the price to public in Mexican pesos (Ps. per note).
(2)	Plus accrued interest, if any, from , 2006.
(3)	The per note minimum denomination is Ps.1,000,000.

Delivery of the notes will be made in book-entry form only through the facilities of Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V. on or about             , 2006.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR “CNBV”). AN APPLICATION HAS BEEN FILED WITH THE CNBV FOR THE REGISTRATION OF THE NOTES WITH THE SPECIAL SECTION (SECCIÓN ESPECIAL) OF THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE CNBV. SUCH REGISTRATION IS EXPECTED TO BE OBTAINED ON OR BEFORE THE CLOSING OF THIS OFFER. SUCH REGISTRATION DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE NOTES, OUR SOLVENCY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THE NOTES HAVE NOT BEEN REGISTERED WITH THE SECURITIES SECTION (SECCIÓN DE VALORES) OF THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES), AND THEREFORE, THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN MEXICO. ANY MEXICAN INVESTOR WHO ACQUIRES THE NOTES DOES SO AT HIS OR HER OWN RISK.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

                Credit Suisse                                  Deutsche Bank Securities

The date of this prospectus supplement is January     , 2006

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere or in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

Telmex

For a description of our business and results of operation, you should carefully consider the information contained in the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2004, filed with the SEC on June 28, 2005 (SEC File No. 1-10749), and

•	our report on Form 6-K, containing information regarding recent developments in our business and results of operation for the nine-month period ended September 30, 2005 and our unaudited condensed consolidated interim financial statements and notes thereto for the nine-month periods ended September 30, 2005 and 2004, furnished to the SEC on January 23, 2006 (SEC File No. 333-13580).

These and other documents are incorporated by reference into the accompanying prospectus. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the accompanying prospectus.

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Notes being offered	Ps. aggregate principal amount of % Senior Notes due .

Issuer	Teléfonos de México, S.A. de C.V.

Price to public	%. The price to the public may be paid in U.S. dollars based on an exchange rate on , 2006 of Ps. = U.S.$1.00. Alternatively, the price to the public may be paid in Mexican pesos.

Maturity	.

Interest rate	The notes will bear interest at the rate of % per year from , 2006.

Interest payment dates	Interest on the notes will be payable semi-annually on and of each year, beginning on , 2006.

Payment currency

Payment of principal, interest, additional amounts and any other amounts due in respect of the notes will be made, except as provided below, in U.S. dollars in amounts determined by the calculation agent by translating the Mexican peso amounts into U.S. dollars at the Settlement Rate on the applicable Rate Calculation Date. See “Description of Notes—General—Payment Currency—Payment in U.S. Dollars” in this prospectus supplement.

A holder of the notes may elect to receive payments in Mexican pesos by providing notice as set forth under “Description of Notes—General—Payment Currency— Election for Payment in Mexican Pesos” in this prospectus supplement.

We anticipate that holders who own beneficial interests in the notes through S.D. Indeval S.A. de C.V., Institución para el Depósito de Valores (“Indeval”), in Mexico will receive payments in Mexican pesos (rather than U.S. dollars). See “Legal Ownership of Notes—Indeval” in this prospectus supplement.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt.

Use of proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes.

Payment of additional amounts	If you are not a resident of Mexico for tax purposes, payments of interest on the notes to you will generally be subject to Mexican withholding tax at a rate of 4.9% (subject to certain exceptions). See “Taxation—Mexican Tax Considerations” in this prospectus supplement and “Taxation—Mexican Tax Considerations” in the accompanying prospectus. We only will pay additional amounts in respect of those payments of interest made to non-Mexican residents so that the amount such holders receive after Mexican withholding tax will equal the amount that such holders would have received if no such Mexican withholding tax had been applicable, subject to some exceptions as described under “Description of Notes—General—Payment of Additional Amounts” in this prospectus supplement and “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Tax redemption	If, due to changes in Mexican laws relating to Mexican withholding taxes applicable to payments of interest, we are obligated to pay additional amounts on the notes in excess of those attributable to a Mexican withholding tax rate of 10%, we may redeem the outstanding notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

Redemption at the option of holders	In the event of certain changes in our controlling shareholders, you will have the right to require us to repurchase your notes at a price equal to 100% of their principal amount plus accrued interest to the repurchase date.

Form and denomination	It is expected that delivery of the notes will be made on or about , 2006, as described below. All of the notes sold in the offering will be delivered against payment in immediately available funds.

Except as described below, the notes will be issued only in fully registered form, without interest coupons and in denominations of Ps.1,000,000 (equivalent to U.S.$ based on an exchange rate on January , 2006 of Ps. = U.S.$1.00) and integral multiples of Ps.100,000 (equivalent to U.S.$ based on such exchange rate) in excess of Ps.1,000,000. The notes will be represented by a global note. We will not issue certificated notes to you except in limited circumstances described in this prospectus supplement. Beneficial interest in the global note will be shown on, and transfers of beneficial interest in that global note will be made through, records maintained at Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V.

New York Stock Exchange listing	We have applied to list the notes on the New York Stock Exchange.

Trustee, registrar, principal paying agent, transfer agent and calculation agent	JPMorgan Chase Bank, N.A.

Governing law	State of New York.

Risk factors	Prospective purchasers of notes should consider carefully all of the information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus and, in particular, the information set forth under “Risk Factors” in this prospectus supplement before making an investment in the notes.

RISK FACTORS

You should carefully consider the following risks described below, as well the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to Our Business Generally

Increasing competition in Mexico and the other countries in which we operate could adversely affect our revenues and profitability

We face significant competition in Mexico and the other countries in which we operate, which could result in decreases in current and potential customers, revenues and profitability. Governmental authorities in many of these countries continue to grant new licenses and concessions to new market entrants, which results in increased competition in those countries. In addition, technological developments are increasing cross-competition in certain markets, such as between wireless providers and fixed-line operators.

In Mexico, competition in local service, principally from wireless service providers, has been developing since 1999. In December 2004, there were approximately 38 million cellular lines in service, compared with approximately 18.1 million fixed lines in service (17.2 million of which are part of our network). At present, 18 fixed-line local operators have been granted licenses, primarily in Mexico City, Guadalajara, Monterrey, Puebla and other large cities.

We have also begun to face new competition in Mexico from cable television providers, who have recently been authorized by the Communications Ministry (Secretaría de Comunicaciones y Transportes) to provide voice-transmission services to local fixed-line telecommunications operators and data and broadband Internet services to the Mexican public.

The effects of competition on our business are highly uncertain and will depend on a variety of factors, including economic conditions; regulatory developments; the behavior of our customers and competitors; and the effectiveness of measures we take.

Dominant carrier regulations and other regulatory developments could hurt our business by limiting our ability to pursue competitive and profitable strategies

Our business is subject to extensive regulation, and it can be adversely affected by changes in law, regulation or regulatory policy. The Mexican Competition Commission has determined that we are a dominant provider of certain telecommunications services, and Mexican law provides for the regulatory authorities to impose additional regulations on a dominant provider. In the past several years, the Mexican Competition Commission and the Mexican Federal Telecommunications Commission (Comisión Federal de Telecomunicaciones, or Cofetel) have adopted resolutions and regulations that apply specifically to us as a dominant carrier. We have successfully challenged these resolutions and regulations in Mexican federal court. We cannot predict whether the Mexican Competition Commission or Cofetel will issue new resolutions or regulations that are substantially similar to the successfully challenged dominant carrier provisions, and if so, whether our judicial challenges will be successful in the future. We believe that if dominant carrier regulations are eventually implemented, the new rules and the related regulatory procedures will reduce our flexibility to adopt competitive tariff policies.

World Trade Organization dispute settlement between the United States and Mexico will result in changes in regulation that may affect our business

In August 2000, the United States initiated a World Trade Organization, or WTO, dispute settlement against Mexico regarding alleged illegal barriers to competition in the Mexican telecommunications market. In June 2004, the United States and Mexico reached an agreement under which Mexico has eliminated its uniform settlement rate system, its proportional return system and its requirement that the Mexican carrier with the greatest share of outgoing traffic to a particular country negotiate the settlement rate on behalf of all Mexican carriers for that country. Mexico also agreed to introduce new regulations authorizing the resale of outgoing international long distance service. In August 2005, Mexico adopted regulations authorizing resale by third parties of domestic and outgoing international long distance service. We expect that these new regulations will likely affect our business and competition in the future and will put downward pressure on the prices we charge our customers for those services.

Shifting usage patterns could adversely affect our revenues

Our fixed-line network services face increasing competition due to shifting usage patterns resulting from the adoption of popular new technologies, including wireless devices for voice and other communications, and the subsequent substitution of these technologies for fixed-line phones. For example, we estimate that an increasing proportion of calls that previously would have been made over our fixed-line network are now being made on wireless telephones and voice over IP, or VoIP, services outside our network, for which we receive no revenue. There can be no assurance that this process will not adversely affect our traffic volume and our results of operations.

We have invested in countries in which we have limited experience, and we may be unsuccessful in addressing the new challenges and risks they present

We have invested in a growing number of telecommunications businesses outside our historical core activity of providing fixed-line telecommunications services in Mexico, and we plan to continue to do so in the rest of Latin America. These investments have been made in some countries in which we have little experience and may involve risks to which we have not previously been exposed. Some of the investments are in countries that may present different or greater risks than Mexico, such as Brazil, Chile, Argentina, Peru and Colombia. We cannot assure you that these investments will be successful.

Risks Relating to Our Controlling Shareholder and Capital Structure

We are controlled by one shareholder

A majority of the voting shares of our company (73.9% as of December 31, 2005) is owned by Carso Global Telecom, S.A. de C.V., or Carso Global Telecom, which is controlled by Carlos Slim Helú and members of his immediate family who, taken together, own a majority of the common stock. Carso Global Telecom has the effective power to designate a majority of the members of our Board of Directors and to determine the outcome of other actions requiring a vote of the shareholders, except in very limited cases that require a vote of the holders of L Shares.

We engage in transactions with related parties that may create the potential for conflicts of interest

We engage in transactions with certain subsidiaries of Grupo Carso, S.A. de C.V., or Grupo Carso, and Grupo Financiero Inbursa, S.A. de C.V., or Grupo Financiero Inbursa. Transactions with subsidiaries of Grupo Carso include the purchase of network construction services and materials, and transactions with Grupo Financiero Inbursa include banking services and insurance. We also have ongoing operational relationships with América Móvil, S.A. de C.V., which is controlled by América Telecom, S.A. de C.V., or América Telecom. América Telecom, Carso Global Telecom, Grupo Carso and Grupo Financiero Inbursa are controlled by Carlos Slim Helú and members of his immediate family who, taken together, own a majority of the common stock of each company.

We also make investments jointly with related parties, sell our investments to related parties and buy investments from related parties. Recent investment transactions with related parties include our investment in the equity securities of MCI, Inc., or MCI, which we and others who may be deemed to be under common control with us sold to Verizon Communications, Inc. on May 17, 2005, and our transfer in October 2005 to Embratel Participações S.A., or Embratel, of our interest in Telmex do Brasil Ltda. and Net Serviços de Comunicação S.A. in exchange for new common shares of Embratel.

Our transactions with related parties may create the potential for conflicts of interest.

It may be difficult to enforce civil liabilities against us or our directors, officers and controlling persons

Telmex is organized under the laws of Mexico, and most of our directors, officers and controlling persons reside outside the United States. In addition, a substantial portion of our assets and their assets are located in Mexico. As a result, it may be difficult for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

Risks Relating to Developments in Mexico and Other Countries

Economic and political developments may adversely affect our business

Our business operations and assets are principally located in Mexico. As a result, our business may be significantly affected by the general condition of the Mexican economy, by devaluation of the peso, by inflation and high interest rates in Mexico and by political developments in Mexico.

Mexico has experienced adverse economic conditions

In the past, Mexico has experienced both prolonged periods of weak economic conditions and deterioration in economic conditions that have had a negative impact on our company. If the Mexican economy falls into a recession or if inflation and interest rates increase significantly, our business, financial condition and results of operations could suffer material adverse consequences because, among other things, demand for telecommunications services may decrease and consumers may find it difficult to pay for the services we offer.

Depreciation or fluctuation of the currencies in which we conduct operations could adversely affect our financial condition and results of operations

We are affected by fluctuations in exchange rates.

Changes in the value of the various currencies in which we conduct operations against the Mexican peso or changes in the value of the Mexican peso or the various currencies in which we conduct operations against the U.S. dollar may result in exchange losses or gains on our indebtedness and accounts payable. At September 30, 2005, our U.S. dollar-denominated indebtedness amounted to Ps.83,037 million. In 2004, the peso depreciated against the U.S. dollar at year-end by approximately 0.3%, but our loss in Mexico was more than offset by a gain at our non-Mexican subsidiaries, particularly Embratel Participações S.A. As a result, we had a net foreign exchange gain of Ps.26 million. In 2003, the peso depreciated against the U.S. dollar at year-end by approximately 9.0% and we had a net exchange loss of Ps.3,296 million. In addition, currency fluctuations between the Mexican peso and the currencies of our non-Mexican subsidiaries affect our results as reported in Mexican pesos. Currency fluctuations may continue to affect our financial income and expense and our revenues from international settlements.

Major devaluation or depreciation of any such currencies may also result in disruption of the international foreign exchange markets and may limit our ability to transfer or to convert such currencies into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our indebtedness. While the Mexican government does not currently restrict, and for many years has not restricted, the right or ability of Mexican or foreign persons or entities to convert pesos into U.S. dollars or to transfer other currencies out of Mexico, the government could institute restrictive exchange rate policies in the future.

High levels of inflation and high interest rates in Mexico could adversely affect our financial condition and results of operations

Mexico has experienced high levels of inflation and high domestic interest rates. The annual rate of inflation, as measured by changes in the National Consumer Price Index, was 5.2% for 2004. The annual rate of inflation was 3.3% for 2005. If Mexico experiences high levels of inflation, our profitability could be adversely affected, and more generally, high inflation might result in lower demand or lower growth in demand for telecommunications services. Increases in interest rates could adversely affect our financing costs.

Developments in the U.S. economy may adversely affect our business

Economic conditions in Mexico are heavily influenced by the condition of the U.S. economy due to various factors, including commercial trade pursuant to the North American Free Trade Agreement, or NAFTA, U.S. investment in Mexico and emigration from Mexico to the United States. Events and conditions affecting the U.S. economy may adversely affect our business, results of operations, prospects and financial condition.

Political events in Mexico could adversely affect Mexican economic policy and our operations

The national elections held in July 2000 ended 71 years of rule by the Institutional Revolutionary Party, or PRI, with the election of President Vicente Fox, a member of the National Action Party, or PAN, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. The next Mexican presidential election will be held in July 2006. The outcome of the election and other political events in Mexico may adversely affect the Mexican economy and our business.

Developments in other Latin American countries in which we operate may adversely affect our business

We have expanded our operations through our investment in telecommunications companies and our acquisition of telecommunications assets in Brazil, Chile, Argentina, Peru and Colombia. These countries expose us to different or greater country risk than Mexico. Our future results may be affected by the economic and financial condition of the countries in which we operate, the devaluation of the local currency, inflation and high interest rates, or political developments, changes in law or changes in labor conditions. Devaluation of the local currency against the U.S. dollar may increase the operating costs in that country, and a depreciation against the Mexican peso may negatively affect the results of our operations in that country.

Risks Relating to the Notes

There may not be a liquid trading market for the notes

The notes are new securities with no established trading market. We have applied to list the notes on the New York Stock Exchange. There can be no assurance that a liquid trading market for the notes will develop or, if one develops, that it will be maintained. If an active market for the notes does not develop, the price of the notes and the ability of a holder of notes to find a ready buyer will be adversely affected.

Judgments of Mexican courts enforcing our obligations in respect of the notes would be payable in pesos; conversions in the event of bankruptcy

If proceedings are brought in Mexico seeking to enforce in Mexico our obligations in respect of the notes, we would be entitled to discharge our obligations in Mexican pesos. This is because under the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), an obligation denominated in a currency other than Mexican pesos that is payable in Mexico may be satisfied in Mexican pesos at the rate of exchange in effect on the date of payment. This rate is currently determined by the Bank of Mexico (Banco de México, or “Central Bank”) and published in the Official Gazette of Mexico (Diario Oficial de la Federación). As a result, the amount paid by us in pesos to holders of the notes may not be convertible into the amount of U.S. dollars that we are obligated to pay under the indenture and supplemental indentures. Also, our obligation to indemnify against exchange losses may be unenforceable in Mexico.

In addition, under Mexico’s Law on Mercantile Reorganization (Ley de Concursos Mercantiles), if we are declared bankrupt or in concurso mercantil, our obligations under the notes (1) would be converted into pesos and then from pesos into inflation-adjusted units, or unidades de inversión (known as UDIs), (2) would be satisfied at the time claims of all our creditors are satisfied to the extent funds are available, (3) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (4) would cease to accrue interest and (5) would not be adjusted to take into account any depreciation of the peso against the dollar occurring after such declaration.

Developments in other countries may adversely affect prices for the notes

The market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in such countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In October 1997, prices of both Mexican debt securities and Mexican equity securities dropped substantially, precipitated by a sharp drop in the value of Asian markets. Similarly, in the second half of 1998, prices of Mexican securities were adversely affected by the economic crises in Russia and in Brazil. The market value of the notes could be adversely affected by events elsewhere, especially in emerging market countries.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and commissions and transaction expenses, are expected to be approximately U.S.$            million. We intend to use the net proceeds from the sale of the notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization under Mexican GAAP (1) as of September 30, 2005, and (2) as adjusted to reflect the issuance of the notes.

	As of September 30, 2005
	Actual	As adjusted		As adjusted
	(millions of pesos)	(millions of pesos)		(millions of U.S. dollars)(1)
Debt:
Unsecured, denominated in foreign currency:
Banks	Ps. 38,726	Ps.38,726		U.S.$	3,569
Suppliers’ credits	334	334			31
Financial leases	787	787			73
Senior notes	44,380	44,380			4,090

Total	84,227	84,227			7,763

Unsecured, denominated in Mexican pesos:
Banks	1,300	1,300			120
Domestic senior notes (certificados bursátiles)	6,600	6,600			608
Notes offered hereby

Total	7,900

Total debt	92,127
Less current portion of long-term debt(2)	16,187
Long-term debt	75,940

Stockholders’ equity:(3)
Capital stock(4)	27,555	27,555			2,540
Premium on sale of shares	19,093	19,093			1,760
Retained earnings	121,884	121,884			11,234
Accumulated other comprehensive income	(65,904)	(65,904)			(6,074)
Minority interest	12,326	12,326			1,136

Total stockholders’ equity	114,954	114,954			10,596

Total capitalization (total debt and stockholders’ equity)	Ps.207,081	Ps.		U.S.$

Total debt as a percentage of total capitalization.	44.5%		%			%

(1)	U.S. dollar amounts provided are translations from the peso amounts, solely for the convenience of the reader, at an exchange rate of Ps.10.8495 per U.S. dollar, the Central Bank exchange rate at September 30, 2005.
(2)	Includes short-term debt.
(3)	See Note 11 to the unaudited condensed consolidated interim financial statements included in our report on Form 6-K, filed with the SEC on January 23, 2006.
(4)	All of our capital stock is fully paid and non-assessable.

In October 2005, we entered into a new facility that replaced our U.S.$2.425 billion syndicated bank facility obtained in July 2004. Under the new facility, we agreed to pay a smaller margin above LIBOR and increased the total loan amount to U.S.$2.5 billion in two tranches, one for U.S.$1.5 billion maturing in 2009 and one for U.S.$1.0 billion maturing in 2011.

In the fourth quarter of 2005, Embratel’s principal operating subsidiary entered into bilateral credit agreements with four banks for loans totaling an aggregate principal amount of U.S.$130 million. In addition, it extended the maturity of a bank loan in an aggregate principal amount of U.S.$25 million from December 2005 to November 2006.

Except as set forth above, there has been no other material change in our consolidated capitalization since September 30, 2005.

The following table sets forth our capital structure as of September 30, 2005:

Class	Number of Shares (millions)	Percentage of Capital	Percentage of Voting(1)
L Shares (no par value)	13,929	61.79%	–
AA Shares (no par value)	8,127	36.06	94.37
A Shares (no par value)	485	2.15	5.63

Total	22,541	100.0%	100.0%

(1)	Except on limited matters for which L Shares have voting rights.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms set forth in the accompanying prospectus under the heading “Description of Debt Securities.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making your decision to invest in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

In this section, references to “we,” “us” and “our” are to Teléfonos de México, S.A. de C.V. only and do not include our subsidiaries or affiliates. References to “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”). Owners of beneficial interests in the notes should refer to “Legal Ownership of Notes” in this prospectus supplement.

General

The Notes Will Be Issued Under an Indenture and a Supplemental Indenture

The notes will be issued under an indenture, dated as of November 19, 2003, as amended, supplemented and otherwise modified by the second supplemental indenture, dated as of January 27, 2005, and the fourth supplemental indenture, to be dated as of     , 2006. The indenture, the second supplemental indenture and the fourth supplemental indenture are agreements between us and JPMorgan Chase Bank, N.A., as trustee. The trustee has the following two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “Description of Debt Securities—Default, Remedies and Waiver of Default” in the accompanying prospectus.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices.

Principal and Interest

The aggregate principal amount of the notes will be Ps.                . The notes will mature on             .

The notes will bear interest at a rate of     % per year from            . Interest on the notes will be payable semi-annually on             and        of each year, beginning on             , 2006, to the holders in whose names the notes are registered at the close of business on the            or        immediately preceding the related interest payment date.

We will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of the actual number of days during the relevant interest period and a 360-day year.

If any payment is due on the notes on a day that is not a business day (as defined below), we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated as if they were made on the original due date, and postponement of this kind will not result in a default under the notes or the indenture. However, interest will accrue on the principal amount of the notes at the applicable interest rate (    % per year) from the original due date to (but excluding) that next business day. This paragraph supersedes the first paragraph under “Description of Debt Securities—Payment Mechanics—Payment When Offices Are Closed” in the accompanying prospectus.

When we refer to a “business day”, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banks and financial institutions in Mexico are open for business with the general public. This paragraph supersedes the second paragraph under “Description of Debt Securities—Payment Mechanics—Payment When Offices Are Closed” in the accompanying prospectus.

Payment Currency

Payment in U.S. Dollars. Payment of principal, interest, additional amounts and any other amounts due in respect of the notes will be made, except as provided below, in U.S. dollars, in amounts determined by the calculation agent by translating the Mexican peso amounts into U.S. dollars at the Settlement Rate on the applicable Rate Calculation Date.

For the purposes of translating Mexican peso amounts into U.S. dollars:

“Settlement Rate” means the Mexican peso / U.S. dollar exchange rate (the “FIX FX Rate”) reported by the Central Bank on its website (which, at the date hereof, is located at http://www.banxico. gob.mx) on the applicable Rate Calculation Date as the average of quotes in the wholesale foreign exchange market in Mexico for transactions payable in 48 hours. In the event that the FIX FX Rate is not so available by 3:00 p.m. (Mexico City time) on any Rate Calculation Date, then the Settlement Rate for such Rate Calculation Date will be determined by the calculation agent by taking the arithmetic mean (such mean, the “Alternative Rate”) of the Mexican peso / U.S. dollar exchange rate for the foreign exchange market in Mexico for transactions payable in 48 hours offered at or about such time on such date by (i) Banco Nacional de México, S.A., Institución de Banca Múltiple, Integrante del Grupo Financiero Banamex, (ii) Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, (iii) Bank of America Global FX, (iv) Banco Credit Suisse (México) S.A., Institución de Banca Múltiple, Grupo Financiero Credit Suisse (México), and (v) JPMorgan Chase Bank, N.A. (the “Reference Banks”); provided, however, that if any of the Reference Banks ceases to offer such an exchange rate, that bank will be replaced by us, for the purpose of determining the Alternative Rate, with another leading bank or financial institution. In the event that the calculation agent determines (in its sole and absolute discretion) that neither the FIX FX Rate nor the Alternative Rate can be ascertained on a Rate Calculation Date in accordance with the foregoing, we will determine the Settlement Rate (and method of determining the Settlement Rate) in respect of such date in its sole and absolute discretion, taking into consideration all available information that in good faith it deems relevant.

“Rate Calculation Date” means the second Mexican FX Day immediately preceding an interest payment date, maturity date or redemption date, as applicable. Notwithstanding the preceding sentence, if the Rate Calculation Date is not a business day, then the Rate Calculation Date will be the immediately preceding Mexican FX day (i.e., prior to such second Mexican FX Day) that is a business day.

“Mexican FX Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which banking institutions or foreign exchange markets in Mexico City generally are authorized or obligated by law, regulation or executive order to close and (ii) a day on which banking institutions and foreign exchange markets in Mexico City are open for business with the general public.

The FIX FX Rate for each Rate Calculation Date is also published in the Official Gazette (the Diario Oficial de la Federación) on the succeeding Mexican FX Day.

As long as the notes are outstanding, we will maintain a calculation agent for determining the Settlement Rate on each Rate Calculation Date. We have initially appointed JPMorgan Chase Bank, N.A. to serve as calculation agent. Each determination of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the notes.

The calculation agent will give notice to holders of the notes of the Settlement Rate and the U.S. dollar amounts to be paid per Ps.1,000,000 principal amount of notes on the business day immediately preceding the applicable payment date in the manner described under “—Notices” in this prospectus supplement.

Election for Payment in Mexican Pesos. A holder of the notes may elect to receive payment of principal, interest, additional amounts and any other amounts due in respect of the notes in Mexican pesos. A holder who wishes to elect to receive a particular payment in Mexican pesos must notify the principal paying agent no later than the 8th day preceding the applicable payment date (but not earlier than the applicable record date). Holders who wish to receive payments in Mexican pesos must deliver a separate notice of any such election with respect to each payment date. Holders who own beneficial interests in the global note through accounts with Clearstream, Luxembourg or Euroclear must arrange to have such notice given on their behalf. See “Legal Ownership of Notes” in this prospectus supplement.

How the Notes Rank Against Other Debt

The notes will not be secured by any of our property or assets or any property or assets of any of our subsidiaries. Thus, by owning these notes, you are one of our unsecured creditors. These notes will not be subordinated or senior to any of our other unsecured and unsubordinated debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, these notes would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form, Denomination, Exchange and Transfer

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of Ps.1,000,000 (equivalent to U.S.$ based on an exchange rate on January , 2006 of Ps. = U.S.$1.00) and integral multiples of Ps.100,000 (equivalent to U.S.$ based on such exchange rate) in excess of Ps.1,000,000.

Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of holders and transferring notes. If the global notes are terminated and we issue notes in non-global form, holders of the non-global notes can transfer those notes at the offices of the trustee. We may appoint another entity to perform these functions or perform them ourselves.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. In the event of a change in the office through which any transfer agent acts, we will give prompt written notice to the trustee.

As long as the notes are issued in global form, only the depositary will be entitled to transfer and exchange notes as described in this subsection, since it will be the sole holder of the notes.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the notes.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes as described under “Taxation—Mexican Tax Considerations.”

Subject to the limitations and exceptions described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, we only will pay to holders of the notes that are not residents of Mexico all additional amounts that may be necessary so that every net payment of interest or principal to such holders will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent will pay such holders after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption

We will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require us to repurchase your notes from you before the stated maturity, except as set forth in “Redemption at the Option of Holders” below.

Redemption at the Option of Holders

In the event of any change in control (as defined below) occurring prior to the maturity date of the notes, each holder of notes will have the right, at the holder’s option, to require us to repurchase all or any portion (provided that such portion is Ps.100,000 (equivalent to U.S.$             based on an exchange rate on January     , 2006 of Ps.             = U.S.$1.00) or an integral multiple thereof) of the principal amount of the holder’s notes on the date that is 60 days after the date we provide notice of the change in control, at a cash price equal to the sum of

•	100% of the principal amount of, and any premium on, the notes being repurchased,

•	accrued and unpaid current interest thereon to but not including the holder repurchase date, and

•	any additional amounts that would otherwise be payable.

Within seven business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar a notice regarding the change in control, stating, among other things:

•	the date and time on which the repurchase right must be exercised,

•	the applicable repurchase price,

•	the repurchase date,

•	the procedures that holders of notes must follow to exercise the repurchase right, and

•	the place where notes must be surrendered for redemption and payment of the repurchase price.

To exercise this right, the holder must deliver written notice to the trustee or to any other office or agency maintained for that purpose of the exercise of the repurchase right prior to the close of business on the repurchase date. The repurchase notice must state among other things:

•	the portion of the principal amount at maturity of notes to be repurchased, and

•	a statement that an election to exercise the repurchase right is being made.

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the trustee or to any other office or agency maintained for that purpose on or prior to the repurchase date. The notice of withdrawal shall state the principal amount at maturity to which the withdrawal notice relates and the principal amount at maturity, if any, that remains subject to the original repurchase notice.

Payment of the repurchase price for notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon delivery of the notes to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the repurchase date) after delivery of the holder repurchase notice. Payment of the repurchase price for the notes will be made promptly following the later of the repurchase date or the time of delivery of the notes. If the trustee holds in accordance with the indenture, money sufficient to pay the repurchase price of the notes on the repurchase date, on and after the repurchase date, the notes tendered for repurchase will cease to be outstanding and interest thereon will cease to accrue, whether or not such notes are delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holders of such notes shall terminate, other than the right to receive the repurchase price upon delivery of such notes.

A change in control will be deemed to have occurred if, at any time after the date of the indenture, any person (including any group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934), together with any affiliates or related persons will beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of original execution of the indenture), directly or indirectly, shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all of our shares of capital stock entitled to vote generally in elections of directors. However, a change in control will not be deemed to have occurred if such person, together with its affiliates or related persons, is any of Carso Global Telecom, S.A. de C.V., any of its affiliates or one or more of the members of the family of Carlos Slim Helú who were beneficial owners of the shares of Carso Global Telecom, S.A. de C.V. at the date of the indenture.

As used herein, “affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, and “related person” of any person means any other person directly or indirectly owning:

•	10% or more of the outstanding common stock of such person (or, in the case of a person that is not a corporation, 10% or more of the equity interest in such person), or

•	10% or more of the combined voting power of the voting stock of such person.

Tax Redemption

We will have the right to redeem the notes upon the occurrence of certain changes in the tax laws of Mexico as a result of which we become obligated to pay additional amounts on the notes in respect of withholding taxes at a rate in excess of 10%, in which case we may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to the redemption date. See “Description of Debt Securities—Optional Redemption—Tax Redemption” in the accompanying prospectus.

We will give notice to Clearstream, Luxembourg, and Euroclear pursuant to the provisions described under “—Notices” of any redemption we propose to make at least 30 days (but not more than 60 days) before the redemption date. This paragraph supersedes the last paragraph under “Description of Debt Securities—Optional Redemption—Tax Redemption” in the accompanying prospectus.

Covenants

Holders of the notes will have the benefit of certain covenants contained in the indenture and affecting our ability to incur debt, merge with other entities and take other specified actions. See “Description of Debt Securities—Mergers and Similar Transactions” and “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Defaults, Remedies and Waiver of Default

Holders of the notes will have special rights if an event of default with respect to the notes occurs and is not cured. See “Description of Debt Securities—Default, Remedies and Waiver of Default” in the accompanying prospectus.

Notices

While the notes are represented by the global note deposited with the common depositary for Clearstream, Luxembourg and Euroclear, notices to holders may be given by delivery to Clearstream, Luxembourg, and Euroclear, and such notices will be deemed to be given on the date of delivery to Clearstream, Luxembourg, and Euroclear. The trustee will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

Notices will be deemed to have been given on the date of mailing.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Trustee

JPMorgan Chase Bank, N.A. is initially serving as the trustee for the notes. JPMorgan Chase Bank, N.A. and its affiliates may have other business relationships with us from time to time.

Listing

We have applied to list the notes on the New York Stock Exchange in accordance with the rules and regulations of the New York Stock Exchange.

LEGAL OWNERSHIP OF NOTES

The following information amends and supersedes the following sections of the accompanying prospectus: the last sentence of the first paragraph of “Legal Ownership of Debt Securities—What is a Global Debt Security,” “Legal Ownership of Debt Securities—You Can Hold Interest in Global Debt Securities Through Euroclear or Clearstream, Luxembourg, as Indirect Participants in DTC,” “Legal Ownership of Debt Securities—DTC Rules Will Also Apply to Debt Securities Held Through Euroclear or Clearstream, Luxembourg” and “Legal Ownership of Debt Securities—Special Considerations for Cross-Market Transfers.”

We will issue the notes as one or more global notes registered in the name of a common depositary for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in U.S. dollars or Mexican pesos. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Mexico.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States or Mexico. U.S. and Mexican investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream, Luxembourg and Euroclear” above.

Indeval

Holders of notes may own beneficial interests in the global note through the facilities of Indeval, which is a participant in each of Clearstream, Luxembourg and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. We anticipate that Indeval will elect to receive each payment on the notes in Mexican pesos. If Indeval elects to receive a payment on the notes in Mexican pesos, holders who own beneficial interests in the notes through Indeval will receive principal, interest, additional amounts and any other amounts due in respect of the notes in Mexican pesos (rather than U.S. dollars). In addition, holders who own beneficial interests in the notes through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Certificated Notes

We will issue notes to you in certificated registered form only if:

•	the depositary is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the notes.

If any of these three events occurs, the trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at, as the case may be, the offices of the transfer agent in New York City. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at the offices of the paying agent in New York City.

Unless and until we issue the notes in fully certificated, registered form,

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Galicia y Robles, S.C., with respect to Mexican federal taxes, and on the advice of Cleary Gottlieb Steen & Hamilton, LLP, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of certain Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this prospectus supplement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisers as to the Mexican, United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of certain consequences under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the notes by a holder that is not a resident of Mexico for tax purposes and that will not hold notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment for tax purposes in Mexico (a “foreign holder”).

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors. Generally, an individual is a resident of Mexico if he or she has established his or her home in Mexico, and a corporation is considered a resident if it is incorporated under the laws of Mexico or it maintains the principal administration of its business in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the notes may be subject. Prospective purchasers of the notes should consult their own tax advisers as to the tax consequences, if any, of such treaties.

Payments of Interest, Principal and Premium in Respect of the Notes

Under the Mexican Income Tax Law, payments of interest in respect of the notes (including payments of principal in excess of the issue price of such notes, which, under Mexican law, are deemed to be interest) to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the notes are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the notes are registered with the Special Section (Sección Especial) of the National Registry of Securities (the Registro Nacional de Valores, or the “RNV”), and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público, or the “SHCP”) under its general rules are satisfied by us. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

Under general regulations published in the Diario Oficial de la Federación, which regulations are subject to amendment or repeal on a yearly or more frequent basis, the information requirements that must be satisfied, according to the SHCP, are generally that: (a) the notes are registered in the Special Section of the RNV (and copies of the approval of such registration are filed with the SHCP), (b) we timely file with the SHCP, after completion of the transaction contemplated by this prospectus supplement, certain information relating to the issuance of the notes, (c) we timely file with the SHCP information representing that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and (d) we maintain records which evidence compliance with items (a), (b) and (c) above.

A higher income tax withholding rate (up to a maximum of 29% for 2006 and 28% for 2007 and beyond) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, receive more than 5% of the aggregate amount of such payments on the notes are related parties (as defined by regulation).

Payments of interest we make with respect to the notes to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is registered with the SHCP for that purpose.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of the notes in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Holders or beneficial owners of the notes may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the notes will not be subject to any Mexican withholding or similar taxes.

Taxation of Disposition of the Notes

The application of Mexican tax law provisions to capital gains realized on the disposition of the notes by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of notes between foreign holders effected outside Mexico.

Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of the notes. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to the notes.

United States Tax Considerations

The following is a summary of the principal United States federal income tax considerations that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States, a domestic corporation, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or is otherwise subject to United States federal income tax on a net income basis in respect of the notes (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes.

In addition, this summary deals only with investors that are U.S. holders who acquire the notes in the United States as part of the initial offering of the notes, who will own the notes as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors that own or are treated as owning 10% or more of our voting shares or who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, dealers in securities or currencies, certain short-term holders of the notes, or persons that hedge their exposure in the notes or will hold notes as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction. U.S. holders should be aware that the U.S. federal income tax consequences of holding the notes may be materially different for investors described in the prior sentence, including as a result of recent changes in law applicable to investors with short holding periods or that engage in hedging transactions.

If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that acquires or holds the notes should consult its own tax advisers.

Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of Notes—Payment of Additional Amounts” (i.e., including amounts withheld in respect of Mexican withholding taxes)) with respect to a note are determined by reference to Mexican pesos and paid in U.S. dollars (unless a holder of the notes elects to receive a particular payment in Mexican pesos). For purposes of the following discussion, references to interest include any additional amounts.

A U.S. holder that uses a cash method of tax accounting will include interest as ordinary income when paid. The amount of interest income realized by a cash basis U.S. holder will be U.S. dollar amount received (or the U.S. dollar value of the payment based on the exchange rate in effect on the date of receipt if the payment is received in Mexican pesos). A U.S. holder that uses an accrual method of tax accounting must accrue interest in accordance with either of two methods. Under the first method, an accrual basis U.S. holder will accrue interest income on the note in Mexican pesos and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year). Under the second method, an accrual basis U.S. holder will accrue interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. holder that makes an election under the second method must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the U.S. Internal Revenue Service (the “IRS”).

An accrual basis U.S. holder will recognize foreign currency gain or loss on the receipt of an interest coupon paid in U.S. dollars if the amount actually received differs from the amount of interest income accrued, to the extent that the difference is attributable to a difference between the exchange rate used to accrue that income and the exchange rate used to compute the U.S. dollar amount of the interest payment. If an accrual basis U.S. holder receives the payment in Mexican pesos, such U.S. holder will recognize foreign currency gain or loss on the receipt of the interest coupon if the exchange rate in effect on the date the payment is received differs from the exchange rate applicable to the previous accrual of that interest income. Foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note. A cash basis U.S. holder that elects to receive a particular interest payment in Mexican pesos generally will not recognize foreign currency gain or loss on the receipt of such payment.

Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the notes generally will constitute foreign source passive income (unless Mexican withholding is imposed at a rate of 5% or more, in which case, for taxable years beginning on or before December 31, 2006, such income generally will constitute foreign source high withholding tax interest). Gain or loss realized by a U.S. holder on the sale or other disposition of a note generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

Disposition of the Notes

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the notes in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest not previously included in income, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the notes.

A U.S. holder’s tax basis in a note generally will be its U.S. dollar cost for that note. If a U.S. holder pays the purchase price of a note in Mexican pesos, such holder’s basis will generally be the U.S. dollar value of the purchase price on the date of purchase, calculated at the exchange rate in effect on that date.

If a U.S. holder elects to receive payment of principal in Mexican pesos upon maturity or retirement of a note, the amount realized generally will be the U.S. dollar value of the Mexican pesos received, calculated at the exchange rate in effect on the date the note matures or is retired. Similarly, if a note is sold before maturity for an amount denominated in Mexican pesos, the amount realized generally will be the U.S. dollar value of the Mexican pesos received, calculated at the exchange rate in effect on the date the note is sold. If the notes are traded on an established securities market, however, a cash basis U.S. holder (or an electing accrual basis U.S. holder) will determine its amount realized by using the exchange rate in effect on the settlement date.

Subject to the foreign currency rules discussed below, gain or loss realized by a U.S. holder on a sale, redemption or other disposition of the notes generally will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if, at the time of the disposition, the notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

If a U.S. holder pays the purchase price of a note in Mexican pesos, a portion of its gain or loss with respect to the principal amount of the note may be treated as exchange gain or loss, which is treated as ordinary income or loss. For these purposes, the principal amount of the note will be the U.S. holder’s purchase price for the note in Mexican pesos, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, redemption or other disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date the U.S. holder purchased the note. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the note.

Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the IRS with respect to payments made to certain U.S. holders on the notes. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the notes unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

A holder or beneficial owner of notes that is not a U.S. holder for U.S. federal income tax purposes (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the notes. In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of notes unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment) or (ii) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated January , 2006, we have agreed to sell to the underwriters (for which Credit Suisse Securities (USA) LLC is acting as representative), and the underwriters have severally agreed to purchase from us, the principal amount of notes set opposite their names below:

Underwriters	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	Ps.
Deutsche Bank Securities Inc.

Total	Ps.

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes, if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price.

We estimate that our out-of-pocket expenses relating to this offering will be approximately U.S.$            . The underwriters have agreed to reimburse us for a portion of our out-of-pocket expenses relating to this offering.

Although we have applied to have the notes admitted to trading on the New York Stock Exchange, the notes are a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the issue of the notes, the underwriters (or persons acting on behalf of the underwriters) may over-allot notes (provided that the aggregate principal amount of notes allotted does not exceed 105% of the aggregate principal amount of the notes) or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of the underwriters) will undertake stabilization action. Any stabilization action may begin on or after the closing date of this offering and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes.

The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

In particular, each underwriter has represented and agreed that:

•	it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of FMSA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	the notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the course of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the course of their profession or trade may not participate in the offering of the notes, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes may not be considered an offer or the prospect of an offer to sell or exchange the notes;

•	it has not offered or sold any notes by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Future Ordinance (Cap. 571) of Hong Kong and any rules made thereunder;

•	it has not circulated or distributed and will not circulate or distribute this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, and it has not offered or sold, and will not offer or sell the notes, and has not made and will not make an invitation for subscription or purchase of the notes, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore; and

•	it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and ministerial guidelines of Japan.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fourth business day following the date hereof (this settlement cycle being referred to as “T+4”). Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “—Resale Restrictions.”

Rights of Action – Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF THE NOTES

The validity of the notes offered and sold in this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, and for the underwriters by Sullivan & Cromwell LLP, United States counsel to the underwriters. Certain matters of Mexican law relating to the notes will be passed upon for us by Galicia y Robles, S.C., our Mexican counsel, and for the underwriters by Ritch Mueller, S.C., Mexican counsel to the underwriters.

PROSPECTUS

U.S.$2,000,000,000

Teléfonos de México, S.A. de C.V.

Debt Securities

Teléfonos de México, S.A. de C.V., or Telmex, may offer debt securities pursuant to this prospectus from time to time with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies). An accompanying prospectus supplement will specify the terms of the debt securities.

We may sell these debt securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 10, 2003

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under this shelf process, Telmex may sell or issue debt securities in one or more offerings with an aggregate initial offering price of up to U.S.$2,000,000,000 (or the equivalent amount in other currencies, currency units or composite currencies).

This prospectus provides you only with a general description of the debt securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. The prospectus supplements may also add, update or change other information contained in this prospectus. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “Telmex” mean Teléfonos de México, S.A. de C.V. and its consolidated subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of such forward-looking statements include:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, dividends, capital structure or other financial items or ratios,

•	statements of our plans, objectives or goals, including those relating to competition, regulation and rates,

•	statements about our future economic performance or that of Mexico or other countries, and

•	statements of assumptions underlying such statements.

Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico or elsewhere, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” in our SEC reports incorporated by reference in this prospectus.

Forward-looking statements speak only as of the date they are made. We do not undertake to update such statements in light of new information or future developments.

You should evaluate any statements made by us in light of these important factors.

TELMEX

We own and operate the largest telecommunications system in Mexico. We are the only nationwide provider of fixed-line telephony services and the leading provider of fixed local and long distance telephone services as well as Internet access in Mexico. We also provide other telecommunications and telecommunications-related services such as connectivity, Internet services, directory services, interconnection services to other carriers and paging services.

For the year ended December 31, 2002, we had operating revenues of Ps.112,860 million and net income of Ps.19,568 million based on Mexican GAAP. At September 30, 2003, we had total assets of Ps.162,791 million and total stockholders’ equity of Ps.67,776 million based on Mexican GAAP. At September 30, 2003, we had 15.4 million local fixed lines in service, up 8.5% over September 30, 2002. In long distance services, we estimate that during December 2002, our share of traffic in cities open to competition was 73.3% for domestic long distance and 68.7% for international long distance calls originating in Mexico. At September 30, 2003, we had 1.4 million Internet access accounts and 2.2 million connectivity line equivalents.

Of our Ps.85,267 million of consolidated revenues for the nine months ended September 30, 2003, 46.8% was attributable to local service, 33.9% was attributable to long distance service and 15.2% was attributable to interconnection. Other services, including yellow pages and equipment sales, accounted for 4.1% of these consolidated revenues.

Our principal executive offices are at Parque Via 190, Colonia Cuauhtémoc, 06599 México, D.F., México. Our telephone number is (5255) 5703-3990.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2002, and for the nine-month period ended September 30, 2003, in accordance with Mexican GAAP and U.S. GAAP. Earnings for this purpose consist of earnings before provision for income tax but after provision for employee profit sharing, plus fixed charges and depreciation of capitalized interest and minus interest capitalized during the period. Fixed charges for this purpose consist of interest expense plus interest capitalized during the period. Fixed charges do not take into account gain or loss from monetary position or exchange gain or loss attributable to our indebtedness.

	Year ended December 31,					Nine month period ended September 30,
	1998	1999	2000	2001	2002	2003
Mexican GAAP	3.5	4.2	4.6	6.7	6.5	7.0
U.S. GAAP	3.4	3.9	4.2	5.8	5.8	6.6

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospects supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including funding working capital and capital expenditures and repaying debt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and any prospectus supplement, we refer to those who have debt securities we are offering registered in their own names, on the books that we or the trustee maintain for this purpose, as the holders of those debt securities. Those persons are the legal holders of those debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We will issue these debt securities in book-entry form. This means the debt securities will be represented by one or more global debt securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global debt security through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

If in the future we terminate the global debt securities, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global debt securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any proposal—for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture—we would seek the approval only from the holders, and not from the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder of debt securities, if that is permitted in the future;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

We Will Issue the Debt Securities in Global Form

Any debt securities we issue in book-entry, or global, form will be represented, at least initially, by one or more global debt securities.

What Is a Global Debt Security

A global debt security is a debt security that we deposit with and register in the name of a financial institution, or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. We have selected The Depository Trust Company of New York, New York, known as DTC, to be the depositary for the debt securities, at least initially.

A global debt security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Debt Security Will be Terminated.” As a result of those arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the debt securities, and investors will be permitted only to own beneficial interests in a global debt security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or has an account with another institution that does. Thus, an investor whose debt security is represented by a global debt security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global debt security.

The debt securities will be represented by one or more global debt securities, except in certain limited circumstances. We describe these situations below under “—Special Situations When a Global Debt Security Will be Terminated.” If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Debt Securities

As an indirect holder, an investor’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global debt security.

Because the debt securities will be issued only in the form of global debt securities, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under “—Legal Ownership of Debt Securities.”

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global debt security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global debt security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global debt security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that those who purchase and sell interests in a global debt security within its book-entry system use immediately available funds.

•	Financial institutions that participate in the depositary’s book-entry system, and through which investors hold their interests in the global debt securities, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Debt Security Will Be Terminated

In a few special situations described below, a global debt security will be terminated and interests in it will be exchanged for certificates representing the debt securities previously represented by the global debt security. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to each investor. Investors must consult their own banks and brokers to find out how to have their interests in a global debt security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities.”

The special situations for termination of the global debt securities are:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary and we fail to appoint a successor depositary;

•	if we notify the trustee that we elect to terminate the global debt securities; or

•	if an event of default has occurred and is continuing; we discuss defaults later under “—Default, Remedies and Waiver of Default.”

If a global debt security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global debt security will be registered and, therefore, who will be the holders of those debt securities.

You Can Hold Interests in Global Debt Securities Through Euroclear or Clearstream, Luxembourg, as Indirect Participants in DTC

As long as DTC is the depositary for the global debt securities, you may hold an interest in a global debt security through any organization that participates, directly or indirectly, in the DTC system, including the Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global debt securities on behalf of the participants in their systems, through securities accounts they maintain in their own names with their depositories for their customers. Those depositories, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names with DTC. Euroclear and Clearstream, Luxembourg clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

DTC Rules Will Also Apply to Debt Securities Held Through Euroclear and Clearstream, Luxembourg

If you hold an interest in a global debt security through Euroclear and Clearstream, Luxembourg that system will credit the payments we make on your debt security to the account of your Euroclear and Clearstream, Luxembourg participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the debt securities, if made through Euroclear or Clearstream, Luxembourg, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the debt securities between Euroclear participants or between Clearstream, Luxembourg participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the debt securities, with settlement in immediately available funds.

Special Considerations for Cross-Market Transfers

Subject to the transfer restrictions applicable to the debt securities described above, cross-market transfer of debt securities—i.e., transfers between investors who hold or will hold their interests through Euroclear or Clearstream, Luxembourg, on the one hand, and investors who hold or will hold their interests through DTC but not through Euroclear or Clearstream, Luxembourg, on the other hand—will be governed by DTC’s rules and procedures in addition to those of Euroclear or Clearstream, Luxembourg. If you hold your debt security through Euroclear or Clearstream, Luxembourg and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Euroclear or Clearstream, Luxembourg, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any debt securities you purchase through Euroclear or Clearstream, Luxembourg in a cross-market transfer will not be credited to your account at your Euroclear or Clearstream, Luxembourg participant until the business day after the DTC settlement date. For the same reason, if you sell debt securities through Euroclear or Clearstream, Luxembourg in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Euroclear or Clearstream, Luxembourg.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems, and we take no responsibility for their activities.

DESCRIPTION OF DEBT SECURITIES

In this section, references to “we,” “us” and “our” refer to Teléfonos de México, S.A. de C.V. only and do not include our consolidated subsidiaries. References to holders mean those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should read the subsection entitled “—Legal Ownership of Debt Securities.” The specific terms of any series of debt securities issued under this prospectus will be described in the prospectus supplement applicable to the particular issuance.

The Debt Securities Will Be Issued Under an Indenture

Any debt securities we offer will be governed by an indenture. An indenture is a contract between a trustee and us. The trustee has two main roles.

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe below under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Unless otherwise specified in the applicable prospectus supplement we will issue debt securities under (i) an indenture between us and Citibank, N.A., as trustee, as supplemented by a second supplemental indenture between us and Citibank, N.A., as trustee, which we refer to as the Citibank indenture or (ii) an indenture between us and JPMorgan Chase Bank, as trustee, which we refer to as the JPMorgan Chase indenture. The indentures and their associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed copies of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. Upon request, we will provide you with copies of the indentures. See “Where You Can Find More Information” above for information on how to obtain copies.

This Description Is Only a Summary

The following section summarizes material terms of the debt securities that are common to all series and to each of the indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. In the following section, we sometimes refer to the indentures collectively as the “indenture.” In addition, we sometimes refer to Citibank, N.A. and JPMorgan Chase Bank collectively as the “trustee.”

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, we describe the meanings for only the more important terms that have been given special meanings in the indenture. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

The indenture and the debt securities are governed by New York law. We have consented in the indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Section 114)

How the Debt Securities Rank Against Other Debt

The debt securities will not be secured by any of our property or assets or any property or assets of any of our subsidiaries. Thus, by owning these debt securities, you are one of our unsecured creditors. These debt securities will not be subordinated or senior to any of our other unsecured debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, these debt securities would rank equally in right of payment with all our other unsecured and unsubordinated debt.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Payment of Additional Amounts

We are required by Mexican law to deduct Mexican withholding taxes from payments of interest to investors who are not residents of Mexico for tax purposes, and, we will pay additional amounts on those payments to the extent described in this subsection.

We will pay to holders of the debt securities all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the debt securities of that series. By net payment, we mean the amount we or our paying agent pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Mexican taxing authority.

Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts to any holder for or on account of any of the following:

•	any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and Mexico (other than the mere receipt of a payment or the ownership or holding of a debt security);

•	any estate, inheritance, gift or similar tax, assessment or other governmental charge imposed with respect to the debt securities;

•	any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 days’ notice that holders will be required to provide such information and identification;

•	any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the debt securities;

•	any taxes, duties, assessments or other governmental charges with respect to such debt security presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of such debt security would have been entitled to such additional amounts on presenting such debt security for payment on any date during such 15-day period; and

•	any payment on such debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of such debt security. (Section 1009)

The limitations on our obligations to pay additional amounts stated in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States-Mexico Income Tax Treaty), regulation (including proposed regulations) and administrative practice. (Section 1009)

Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional amounts stated in the third bullet point above also will not apply unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence, and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.

In addition, such third bullet point does not require that any person, including any non-Mexican pension fund, retirement fund or financial institution, register with the Ministry of Finance and Public Credit to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

We will provide the trustee with documentation satisfactory to the trustee evidencing the payment of Mexican taxes in respect of which we have paid any additional amount. We will make copies of such documentation available to the holders of the debt securities or the relevant paying agent upon request. (Section 1009(a))

Any reference in this prospectus, the indenture, the supplemental indenture or the debt securities to principal, premium, interest or any other amount payable in respect of any debt security by us will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 1009(e))

In the event that additional amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto. (Section 1009(d))

Optional Redemption

We will not be permitted to redeem the debt securities we are offering before their stated maturity, except as we describe below. The debt securities will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, you will not be entitled to require us to buy your debt securities from you before their stated maturity except as described below under “—Repurchase at the Option of Holders.” (Section 1101(a))

Unless otherwise indicated in the applicable prospectus supplement, we will be entitled, at our option, to redeem some or all of the outstanding debt securities of any series from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case we will also pay you accrued and unpaid interest, if any, through the redemption date. Debt securities will stop bearing interest on the redemption date, even if you do not collect your money.

Tax Redemption

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in or official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date on which a series of debt securities is issued, we would be obligated, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional amounts in excess of those attributable to a Mexican withholding tax rate of 10% with respect to any series of debt securities (see “—Additional Amounts” and “Taxation—Mexican Tax Considerations”), then, at our option, all, but not less than all, of the debt securities of such series may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon, up to but not including the date of redemption (subject to the right of holders on the relevant record date to receive interest due (if any) on the relevant interest payment date); provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay these additional amounts if a payment on the debt securities of such series were then due, and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect. (Section 1101(c))

Prior to the publication of any notice of redemption pursuant to this provision, we will deliver to the trustee:

•	a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred, and

•	an opinion of Mexican legal counsel (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment. (Section 1101(d))

This notice, once delivered by us to the trustee, will be irrevocable. (Section 1102)

We will give notice to DTC pursuant to the provisions described under “—Notices” of any redemption we propose to make at least 30 days (but not more than 60 days) before the redemption date.

Repurchase at the Option of Holders

In the event of any change in control (as defined below) occurring prior to the maturity date of the debt securities, each holder of debt securities will have the right, at the holder’s option, to require us to repurchase all or any portion (provided that such portion is U.S.$1,000 or an integral multiple thereof) of the principal amount of the holder’s debt securities on the date that is 60 days after the date we provide notice of the change in control, at a cash price equal to the sum of

•	100% of the principal amount of, and any premium on, the debt securities being repurchased,

•	accrued and unpaid interest thereon to but not including the holder repurchase date,

•	any original issue discount applicable to such security, and

•	any additional amounts that would otherwise be payable. (Section 1301)

Within seven business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of debt securities at their addresses shown in the register of the registrar a notice regarding the change in control, stating, among other things:

•	the date and time on which the repurchase right must be exercised,

•	the applicable repurchase price,

•	the repurchase date,

•	the procedures that holders of debt securities must follow to exercise the repurchase right,

•	the conversion rate then in effect, if applicable, and the procedures that holders of debt securities must follow to exercise the right to convert the principal amount of the securities to be repurchased, and

•	the place that debt securities must be surrendered for redemption and payment of the repurchase price. (Section 1302(a))

To exercise this right, the holder must deliver written notice to the trustee or to any other office or agency maintained for that purpose of the exercise of the repurchase right prior to the close of business on the repurchase date. The repurchase notice must state among other things:

•	the portion of the principal amount at maturity of debt securities to be repurchased, and

•	a statement that an election to exercise the repurchase right is being made. (Section 1302(b))

Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the trustee or to any other office or agency maintained for that purpose on or prior to the holder repurchase date. The notice of withdrawal shall state the principal amount at maturity to which the withdrawal notice relates and the principal amount at maturity, if any, that remains subject to the original repurchase notice. (Section 1302(b))

Payment of the repurchase price for debt securities for which a repurchase notice has been delivered and not withdrawn is conditioned upon delivery of the debt securities to the trustee or to any other office or agency maintained for that purpose, at any time (whether prior to, on or after the repurchase date) after delivery of the holder repurchase notice. Payment of the repurchase price for the debt securities will be made promptly following the later of the repurchase date or the time of delivery of the debt securities. If the trustee holds in accordance with the indenture, money sufficient to pay the repurchase price of the debt securities on the repurchase date, on and after the repurchase date, the debt securities will cease to be outstanding and interest thereon will cease to accrue, whether or not the debt securities are delivered to the trustee or to any other office or agency maintained for that purpose, and all other rights of the holders of such debt securities shall terminate, other than the right to receive the repurchase price upon delivery of such debt securities. (Section 1302(c))

A change in control will be deemed to have occurred if, at any time after the date of the indenture, any person (including any group deemed to be a “person” under Section 13(d)(3) of the Exchange Act), together with any affiliates or related persons will beneficially own (determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of original execution of the indenture), directly or indirectly, shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all of our shares of capital stock entitled to vote generally in elections of directors. However, a change in control will not be deemed to have occurred if such person, together with its affiliates or related persons, is any of Carso Global Telecom, any of its subsidiaries or one or more of the members of the family of Carlos Slim Helú who were beneficial owners of the shares of Carso Global Telecom at the date of the indenture. (Section 1303(b))

As used herein, “affiliate” of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, and “related person” of any person means any other person directly or indirectly owning:

•	10% or more of the outstanding common stock of such person (or, in the case of a person that is not a corporation, 10% or more of the equity interest in such person), or

•	10% or more of the combined voting power of the voting stock of such person. (Section 101 and Section 1303(c))

Mergers and Similar Transactions

We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of our properties and assets substantially as an entirety and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:

•	Immediately after the transaction, no default under the debt securities has occurred and is continuing. For this purpose, “default under the debt securities” means an event of default or an event that would be an event of default with respect to any series of debt securities if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

•	If we are not the successor person in the transaction, the successor is organized and validly existing under the laws of Mexico or the United States or any political subdivision thereof and expressly assumes our obligations under the debt securities or the indenture.

•	We have delivered to the trustee an officers’ certificate and opinion of counsel, each stating, among others, that the transaction complies with the indenture. (Section 801)

If the conditions described above are satisfied, we will not need to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. Also, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of our properties and assets substantially as an entirety. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company but in which we do not merge or consolidate and any transaction in which we sell or otherwise dispose of our assets less than substantially as an entirety.

Restrictive Covenants

    Restrictions on Liens

In the indenture, we promise not to, or to allow our restricted subsidiaries to, create, incur, issue or assume any liens on our restricted property to secure debt where the debt secured by such liens, plus the aggregate amount of our attributable debt and that of our restricted subsidiaries in respect of sale and leaseback transactions, would exceed an amount equal to an aggregate of 12% of our consolidated net tangible assets, as defined in the indenture, unless we secure the debt securities equally with, or prior to, the debt secured by such liens. This restriction does not apply to the following:

•	liens on restricted property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition;

•	liens on any restricted property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair, provided that such lien attaches to the restricted property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other restricted property;

•	liens existing on any restricted property of any restricted subsidiary prior to the time that the restricted subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;

•	liens on any restricted property securing debt owed by a subsidiary of ours to us or to another of our subsidiaries; and

•	liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional restricted property. (Section 1007)

“Restricted property” means (1) any lines, exchanges, switching equipment, transmission equipment (including satellites), cables, microwave equipment and related facilities, whether owned as of the date of the indenture or acquired after that date, used in connection with the provision of telecommunications services in Mexico, including any land, buildings, structures and other equipment or fixtures that constitute any such facility, owned by us or our restricted subsidiaries and (2) any share of capital stock of one of our restricted subsidiaries. Our “restricted subsidiaries” are those subsidiaries that own restricted property. (Section 101)

    Restrictions on Sales and Leasebacks

In the indenture, we promise that neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction without effectively providing that the debt securities will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•	the aggregate principal amount of all debt then outstanding that is secured by any lien on any restricted property that does not ratably secure the debt securities (excluding any secured indebtedness permitted under “—Restrictions on Liens”) plus the aggregate amount of our attributable debt and the attributable debt of our restricted subsidiaries in respect of sale and leaseback transactions then outstanding would not exceed an amount equal to 12% of our consolidated net tangible assets; or

•	we or one of our restricted subsidiaries within 12 months of the sale and leaseback transaction retire an amount of our secured debt which is not subordinate to the debt securities in an amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction or (2) the fair market value of the restricted property leased. (Section 1008)

A “sale and leaseback transaction” for purposes of this subsection is an arrangement between us or one of our restricted subsidiaries and a bank, insurance company or other lender or investor where we or our restricted subsidiary lease a restricted property for an initial term of three years or more that was or will be sold by us or our restricted subsidiary to that lender or investor for a sale price of U.S.$1,000,000 or its equivalent or more. “Attributable debt” means the lesser of (a) the fair market value of the asset subject to the sale and leaseback transaction and (b) the present value discounted at a rate set forth in the indenture of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease. (Section 101)

    Maintenance of Business

We are required to maintain the business of providing a public telecommunications network as one of our principal businesses. (Section 1006)

    Statement of Our Officers as to Default

We will, within 120 days after the end of each fiscal year, file with the trustee an officer’s certificate stating, whether or not, to the best of such officer’s knowledge, we are in default. If any of our officers discovers that a default or event of default is continuing, we will file a certificate with the trustee describing the details thereof and the action we are taking or propose to take. (Section 1004)

    Provision of Information

We will file with the trustee copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Sections 12, 13 or 15(d) of the Exchange Act. (Section 1005)

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to the series of debt securities you hold occurs and is not cured, as described in this subsection.

    Events of Default

When we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal of any debt securities of that series on its due date;

•	we do not pay interest on any debt securities of that series within 30 days after its due date;

•	we remain in breach of any covenant or warranty we make in the indenture for the benefit of that series of debt securities, for 60 days after we receive a notice of default (sent by the trustee or the holders of not less than 25% in principal amount of the series of debt securities) stating that we are in breach;

•	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or a material subsidiary of ours (that is, a subsidiary whose assets or operating profits constitute 10% or more of our assets or operating profits, as applicable);

•	we or any of our material subsidiaries experience a default or event of default under any instrument relating to debt having an aggregate principal amount outstanding exceeding U.S.$100 million that constitutes a failure to pay principal when due or results in the acceleration of the debt prior to its maturity; and

•	a final judgment is rendered against us or any of our material subsidiaries in an aggregate amount in excess of U.S.$100 million or its equivalent in other currencies that is not discharged or bonded in full within 30 days. (Section 501)

    Remedies if an Event of Default Occurs

If an event of default with respect to any series of debt securities has occurred and has not been cured or waived, the trustee at the request of holders of not less than 25% in principal amount of that series of debt securities shall declare the entire principal amount of all the debt securities of that series to be due immediately and upon any such declaration the principal, accrued interest and additional amounts shall become due. If an event of default occurs because of bankruptcy, insolvency or reorganization relating to us or any of our material subsidiaries, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder and any principal, accrued interest and additional amounts will become due. (Section 502)

Each of the situations described above is called an acceleration of the maturity of the debt securities. If the maturity of any series of the debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of that series of debt securities may cancel the acceleration for all the debt securities of that series, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to that series of debt securities have been cured. (Section 502)

If any event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee for such series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities. (Section 512 and Section 603(e))

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and the event of default has not been cured or waived,

•	the holders of not less than 25% in principal amount of a particular series of debt securities must make a written request that the trustee take action with respect to that series because of the default and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action,

•	the trustee must not have taken action for 60 days after the above steps have been taken, and

•	during those 60 days, the holders of a majority in principal amount of a series of debt securities must not have given the trustee for such series directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of such debt securities. (Section 507)

You are entitled, however, at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver of Covenants

    Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all the debt securities of that series. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security. (Section 513)

There are three types of changes we can make to the indenture and the outstanding debt securities under the indenture.

    Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of an outstanding debt security affected by the change. Those types of changes are:

•	a change in the stated maturity for any principal or interest payment on a debt security,

•	a reduction in the principal amount, the interest rate or the redemption price for a debt security,

•	a change in the obligation to pay additional amounts,

•	a change in the currency of any payment on a debt security other than as permitted by the debt security,

•	a change in the place of any payment on a debt security,

•	an impairment of the holder’s right to sue for payment of any amount due on its debt security,

•	a reduction in the percentage in principal amount of the debt securities needed to change the indenture or the outstanding debt securities under the indenture,

•	a reduction in the percentage in principal amount of the debt securities needed to waive our compliance with the indenture or to waive defaults, and

•	a reduction in the percentage in principal amount of the debt securities needed for the adoption of a resolution or the formation of a quorum for meetings of holders. (Section 902)

    Changes Not Requiring Approval

Second, there are changes that do not require any approval by holders of debt securities. This type of change is limited to clarifications and changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect. (Section 901)

    Changes Requiring Majority Approval

Any other change to the indenture, or the debt securities must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change or waiver. The required approval must be given by written consent. (Section 902)

The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging and creating liens on our interests, which we describe above under “—Mergers and Similar Transactions” and “—Restrictive Covenants.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security or the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver. (Section 1012)

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Special Rules for Action by Holders

When holders take any action under the indenture such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

    Only Outstanding Debt Securities Are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be “outstanding” if it has been surrendered for cancellation or if we have deposited or set aside, in trust for its holder, money for its payment or redemption.

    Determining Record Dates for Action by Holders

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture or the supplemental indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. (Section 104)

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$1,000 and multiples of U.S.$1,000. (Section 302)

Holders may exchange or transfer their debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring debt securities. If the global debt securities are terminated and we issue debt securities in non-global form, holders of the non-global debt securities can transfer those debt securities at the offices of the trustee. We may appoint another entity to perform these functions or perform them ourselves. (Sections 304 and 1002)

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. In the event of a change in the office through which any transfer agent acts, we will give prompt written notice to the trustee. (Section 1002)

As long as the debt securities are issued in global form, only the depositary will be entitled to transfer and exchange debt securities as described in this subsection, since it will be the sole holder of the debt securities.

Payment Mechanics

    Who Receives Payment

For interest due on a debt security on an interest payment date, we will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment. (Section 306)

    Regular Record Dates for Interest

The regular record date relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

    How We Will Make Payments

Payments on Global Debt Securities. For debt securities issued in global form, we will make payments on the debt securities in accordance with the applicable policies of the depositary as in effect from time to time. (Section 1002) Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under “—We Will Issue the Debt Securities in Global Form.”

Payments on Certificated Debt Securities. For debt securities issued in certificated form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date and we will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds that is, funds that become available on the day after the check is cashed. (Sections 202 and 306)

    Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities or the indenture and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.

    Paying Agent

If we issue debt securities in certificated form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices the debt securities may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, we will maintain a paying agent in New York City. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify you of changes in the paying agents pursuant to the provisions described under “— Notices.”

    Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

    Conversion of Convertible Debentures

If we offer debt securities in the form of convertible debentures, you will have the right to convert the principal amount of convertible debentures you hold, or any portion of such convertible debentures that is a multiple of U.S.$1,000, into our L share ADSs at the conversion rate set forth in the applicable prospectus supplement at any time prior to the close of business on the day immediately preceding the maturity date of the convertible debentures. However, if we have elected to redeem your convertible debentures as we describe below under “—Optional Redemption,” your right to convert your convertible debentures into our L share ADSs will expire upon the close of business on the business day immediately preceding the redemption date. (Section 1201)

    Conversion Rate

The conversion rate for the convertible debentures, that is, the number of our L share ADSs into which each U.S.$1,000 principal amount of convertible debentures may be converted, will be set forth in the applicable prospectus supplement and will be subject to adjustment upon the occurrence of the following events:

•	a dividend or distribution on any class of our capital stock is paid or payable in shares of our common stock;

•	the issuance by us to all holders of our common stock of rights, warrants or options to subscribe for or purchase our common stock at a price per share less than the then current market price per share determined as we describe below;

•	the subdivision, combination or reclassification of our outstanding common stock into a greater number of shares of common stock;

•	the distribution by us to all holders of our common stock of evidences of indebtedness or other assets except cash, which is discussed below;

•	the distribution by dividend or otherwise of cash (other than regular or quarterly cash dividends) to all holders of our common stock in an aggregate amount that, together with the aggregate of (A) any other distributions of cash to all holders of our common stock that did not trigger a conversion rate adjustment within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution and (B) the aggregate amount of all excess payments in respect of each purchase of our common stock in a tender offer concluded by us or any of our subsidiaries within the preceding 12 months and not triggering a conversion rate adjustment, exceeds 12.5% of the aggregate market capitalization of our common stock on the date fixed for determination of stockholders entitled to receive such distribution; for purposes of this subsection, excess payments refers to the excess of (i) the aggregate of the cash and fair market value of other consideration paid by us or any of our subsidiaries with respect to the shares acquired in respect of the tender offer over (ii) the daily market price on the trading day immediately following the completion of the tender offer multiplied by the number of acquired shares;

•	payment of an excess payment in respect of a purchase of our common stock in a tender offer by us or any of our subsidiaries, if the aggregate amount of such excess payment, together with the aggregate of (A) the aggregate of the cash plus the fair market value of consideration payable made within the preceding 12 months not triggering a conversion rate adjustment and (B) the aggregate amount of any cash distribution (other than regular or quarterly cash dividends) to all holders of our common stock 12 preceding months and not triggering a conversion rate adjustment, exceeds 12.5% of the aggregate market capitalization of our common stock on the expiration of the tender offer; and

•	the distribution to all holders of shares of our common stock of rights or warrants to subscribe for or purchase securities other than those referred to in the preceding paragraphs. (Section 1204)

Our “common stock” refers to all classes or series of our capital stock that do not rank prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Telmex, to shares of any other class or series of our capital stock and are not subject to redemption other than by virtue of constituting variable capital. (Section 101)

We will not make any adjustment to the conversion rate until cumulative adjustments amount to one percent or more of the conversion rate. However, we will carry forward any adjustment of less than one percent and take such adjustment into account in the computation of any subsequent adjustment. (Section 1204(9))

If we reclassify or change our outstanding L share ADSs or L shares or consolidate with or merge into any person, continue in a new jurisdiction or transfer or lease all or substantially all of our assets, or are a party to a merger that reclassifies or changes our outstanding L shares, the convertible debentures will become convertible into the kind and amount of securities, cash or other assets which you would have owned immediately after that transaction if you had converted your convertible debentures immediately before the effective date of that transaction. (Section 1211)

We may at our option make additional increases in the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our L share ADSs resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. (Section 1204(10))

The adjustments we have described above assume that each L share ADS delivered upon conversion of the convertible debentures will continue to represent 20 L shares. If the number of L shares represented by an L share ADS changes, the conversion rate per L share ADS will be adjusted proportionately. (Section 1204(12))

In certain circumstances, the adjustment, or failure to adjust, the conversion rate may result in a deemed dividend to holders of L share ADSs for U.S. federal income tax purposes. See “Taxation—United States Tax Considerations—Constructive Dividends Based on an Adjustment of Conversion Rate.”

    How to Exercise your Conversion Right

You may exercise your conversion right by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, in the case of conversions through Euroclear or Clearstream, Luxembourg, in accordance with their respective normal operating procedures. To convert a convertible debenture held in certificated form into L share ADSs, a holder must (i) complete and manually sign the conversion notice on the back of the convertible debenture and deliver such notice to the trustee in New York, New York, (ii) surrender the convertible debenture to the trustee in New York, New York, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next interest payment date. The date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full L share ADSs issuable upon conversion, together with payment in lieu of any fraction of an L share ADS. The L share ADSs that we deliver upon conversion of the convertible debentures will be fully paid and non-assessable. (Sections 1202, 1208 and 1209)

Any convertible debenture surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date must be accompanied by an amount equal to the interest payable on that interest payment date on the principal amount of convertible debentures being surrendered for conversion. In the case of any convertible debenture which has been converted after any regular record date but on or before the next interest payment date, interest on that convertible debenture will be payable on that interest payment date to the holder of that convertible debenture on the regular record date notwithstanding the conversion. As a result, a holder that surrenders convertible debentures for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion, or any interest on convertible debentures called for redemption which are surrendered for conversion after a notice of redemption. No other payment or adjustment for interest or for any dividends in respect of L shares will be made upon conversion. Holders of L share ADSs issued upon conversion of the convertible debentures will not be entitled to receive any dividends payable to holders of L share ADSs as of any record time before the close of business on the conversion date. (Section 1202)

Notices

As long as we issue the debt securities in global form, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue the debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. (Section 106)

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder. (Section 106)

Our Relationship with the Trustee

Citibank, N.A. and JPMorgan Chase Bank are each a trustee for the debt securities under an indenture. Citibank, N.A. and JPMorgan Chase Bank each may have other business relationships with us from time to time.

TAXATION

The following summary of certain Mexican federal and U.S. federal income tax considerations is based on the advice of Franck, Galicia y Robles, S.C., with respect to Mexican federal taxes, and on the advice of Cleary, Gottlieb, Steen & Hamilton, New York, New York, with respect to U.S. federal income taxes. This summary contains a description of the principal Mexican federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, and of the conversion of any convertible debentures into L share ADSs, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Mexico.

This discussion also does not describe the tax treatment of the ownership, disposition or receipt of distributions with respect to our L share ADSs. For information regarding the tax treatment of such ownership, disposition or receipt of distributions you should read the description of L shares and L share ADSs, as filed with the SEC, as well as the relevant portions of other filings made with the SEC, all of which are incorporated by reference herein. For information on how to obtain the above documents, see “Incorporation of Certain Documents by Reference.”

This summary is based on the tax laws of Mexico and the United States as in effect on the date of this registration statement (including the tax treaty described below), as well as on rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of debt securities should consult their own tax advisers as to the Mexican, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Ley del Impuesto sobre la Renta (the Mexican Income Tax Law) and rules and regulations thereunder, as currently in effect, of the purchase, ownership and disposition of the debt securities and of the conversion of any convertible debentures into L share ADSs, by a holder that is not a resident of Mexico and that will not hold debt securities, L share ADSs, or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “foreign holder”).

For purposes of Mexican taxation, a natural person is a resident of Mexico for tax purposes if he or she has established his or her home in Mexico, unless he or she has resided in another country for more than 183 calendar days, whether consecutive or not, during a calendar year and can demonstrate that he or she has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under Mexican law or maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary. If a non-resident of Mexico is deemed to have a permanent establishment in Mexico, all income attributable to such permanent establishment will be subject to Mexican taxes, in accordance with applicable tax laws.

    U.S./Mexico and Other Tax Treaties

The United States and Mexico have entered into a Convention for the Avoidance of Double Taxation (collectively, with subsequent Protocols thereto, referred to as the “tax treaty”). Provisions of the tax treaty that may affect the taxation of certain United States holders are summarized below. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters. Mexico has also entered into and is negotiating several other tax treaties that may reduce the amount of Mexican withholding tax to which payments of interest on the debt securities may be subject. Prospective purchasers of debt securities should consult their own tax advisors as to the tax consequences, if any, of such treaties.

    Payments of Interest, Principal and Premium, in Respect of the Debt Securities

Under the Mexican Income Tax Law, payments of interest we make in respect of the debt securities (including payments of principal in excess of the issue price of such debt securities, which, under Mexican law, are deemed to be interest) to a foreign holder will be subject to a Mexican withholding tax assessed at a rate of 4.9% if (1) the debt securities are placed through banks or brokerage houses (casas de bolsa) in a country with which Mexico has entered into a tax treaty for the avoidance of double taxation, which is in effect, (2) the debt securities are registered with the Special Section of the National Registry of Securities (the “RNV”), and (3) the information requirements specified by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) (the “SHCP”) under its general rules are satisfied. In case such requirements are not met, the applicable withholding tax rate will be 10%. We believe that because the conditions described in (1) through (3) above will be satisfied, the applicable withholding tax rate will be 4.9%.

Under general regulations published in the Diario Oficial de la Federación, which regulations are subject to amendment or repeal, the information requirements which must be satisfied, according to the SHCP, are generally that: (a) the debt securities are registered in the Special Section of the RNV (and copies of the approval of such registration are filed with the SHCP), (b) we timely file with the SHCP, after completion of the transaction contemplated by this document, certain information relating to the issuance of the debt securities, (c) we timely file with the SHCP information representing that no party related to us, jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and (d) we maintain records which evidence compliance with items (a), (b) and (c) above.

A higher income tax withholding rate (up to a maximum of 34%) will be applicable when the effective beneficiaries of payments treated as interest, whether directly or indirectly, individually or collectively with related persons, who receive more than 5% of the aggregate amount of such payments on the debt securities and are (1) our shareholders who own, directly or indirectly, individually or collectively with related persons, more than 10% of our voting stock, or (2) entities more than 20% of whose stock is owned, directly or indirectly, individually or collectively with related persons, by us or by persons related to us. For such purposes, under the Mexican Income Tax Law, persons are considered related if one possesses an interest in the business of the other, common interests exist between them, or a third person holds an interest in the business or property of both persons.

Payments of interest we make with respect to the debt securities to a non-Mexican pension or retirement fund will be generally exempt from Mexican withholding taxes, provided that (1) the fund is the effective beneficiary of such interest income, (2) the fund is duly established pursuant to the laws of its country of origin, (3) the relevant interest income is exempt from taxation in such country, and (4) the fund is duly registered with the SHCP.

We have agreed, subject to specified exceptions and limitations, to pay additional amounts to the holders of debt securities in respect of the Mexican withholding taxes mentioned above. If we pay additional amounts in respect of such Mexican withholding taxes, any refunds of such additional amounts will be for our account. See “Description of the Debt Securities We May Offer—Payment of Additional Amounts.”

Holders or beneficial owners of debt securities may be requested to provide certain information or documentation necessary to enable us to establish the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided on a timely basis, our obligations to pay additional amounts may be limited as set forth under “Description of the Debt Securities We May Offer—Payment of Additional Amounts.”

Under the Mexican Income Tax Law, payments of principal we make to a foreign holder of the debt securities will not be subject to any Mexican withholding or similar taxes.

    Taxation of Disposition of Debt Securities

The application of Mexican tax law provisions to capital gains realized on the disposition of debt securities by foreign holders is unclear. We expect that no Mexican tax will be imposed on transfers of debt securities between Foreign Holders effected outside of Mexico.

    Other Mexican Taxes

A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings of debt securities. There are no Mexican stamp, issue registration or similar taxes payable by a foreign holder with respect to debt securities or L share ADSs.

United States Tax Considerations

The following is a summary of certain United States federal income tax considerations that may be relevant to a beneficial owner of debt securities that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the debt securities (a “U.S. holder”). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in debt securities.

In addition, this summary deals only with investors that are U.S. holders who acquire the debt securities in the United States as part of the initial offering of the debt securities, who will own the debt securities and any L share ADSs received on conversion of convertible debentures as capital assets, and whose functional currency is the U.S. dollar. It does not address U.S. federal income tax considerations applicable to investors that own or are treated as owning 10% or more of our voting shares (including L shares ADSs) or who may be subject to special tax rules, such as banks, financial institutions, tax-exempt entities, insurance companies or dealers in securities or currencies, or persons that will hold debt securities as a position in a “straddle” or conversion transaction or as part of a “synthetic security” or other integrated financial transaction.

This discussion also does not address all of the tax considerations that may be relevant to particular issuances of debt securities, such as debt securities offered at a price less than their stated principal amount or debt securities denominated in a currency other than the U.S. dollar. For information regarding any such special tax considerations relevant to particular issuances you should read the applicable prospectus supplement.

    Payments of Interest and Additional Amounts

Payments of the gross amount of interest and additional amounts (as defined in “Description of the Debt Securities We May Offer—Payment of Additional Amounts,” i.e., including amounts withheld in respect of Mexican withholding taxes) with respect to a debt security will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. holder’s method of tax accounting. Thus, accrual method U.S. holders will report stated interest on the debt security as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

    Foreign Source Income and Foreign Tax Credits

The Mexican withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax law, for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Interest and additional amounts paid on the debt securities generally will constitute foreign source “passive income” or, in the case of certain U.S. holders, “financial services income.” Gain or loss realized by a U.S. holder on the sale or other disposition of a debt security generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

The calculation and availability of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and the treatment of additional amounts.

    Disposition of Debt Securities

A U.S. holder generally will recognize gain or loss on the sale, redemption or other disposition of the debt securities in an amount equal to the difference between the amount realized on such sale, redemption or other disposition (less any amounts attributable to accrued but unpaid interest, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the debt securities. Gain or loss realized by a U.S. holder on such sale, redemption or other disposition generally will be long-term capital gain or loss if, at the time of the disposition, the debt securities have been held for more than one year.

    Conversion of Convertible Debentures into L Share ADSs

If we issue convertible debentures, holders will be entitled to convert such convertible debentures into L share ADSs, each representing 20 L shares. In general, for U.S. federal income tax purposes, the holders of L share ADSs will be treated as the beneficial owners of the shares represented by those L share ADSs.

A U.S. holder generally will not recognize gain or loss on a conversion of convertible debentures into L share ADSs, for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional L share ADS. The receipt of such cash will be treated as a taxable payment in exchange for the fractional L share ADS and will result in the recognition of gain (or loss) to a U.S. holder equal to the difference between the amount of cash received and the amount of the U.S. holder’s adjusted tax basis allocable to such fractional L share ADS.

Following conversion, a U.S. holder generally will have the same tax basis (reduced by the portion of tax basis allocated to any fractional L share ADS for which cash is received) and holding period in L share ADSs received upon conversion as the U.S. holder had in the underlying convertible debentures converted.

    Constructive Dividends Based on an Adjustment of Conversion Rate

The conversion rate of the debentures is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of the convertible debentures in our assets or earnings (for example, an adjustment following a distribution of property by us to our shareholders) in some circumstances may give rise to deemed dividend income for U.S. federal income tax purposes to those holders. Similarly, a failure to adjust the conversion ratio of the convertible debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding L share ADSs may in some circumstances give rise to deemed dividend income to U.S. holders of those L share ADSs.

    Information Reporting and Back-up Withholding

The paying agent may be required to file information returns with the U.S. Internal Revenue Service with respect to payments made to certain U.S. holders on the debt securities. A U.S. holder may be subject to backup withholding on the payments that the U.S. taxpayer receives on the debt securities unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number on an IRS Form W-9, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under these rules will be allowed as a credit against such U.S. holder’s federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

    Non-U.S. Holders

A holder or beneficial owner of debt securities that is not a U.S. holder (a “non-U.S. holder”) generally will not be subject to U.S. federal income or withholding tax on interest received on the debt securities. In addition, a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain realized on the sale of debt securities unless, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

P LAN OF DISTRIBUTION

At the time of offering any debt securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to Telmex from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities may be to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly by one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with or perform services for Telmex in the ordinary course of business.

Each series of debt securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of debt securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the debt securities.

E XPERTS

Our audited consolidated financial statements as of December 31, 2002 and 2001 and for the three-year period ended December 31, 2002 have been audited by Mancera, S.C., a Member Practice of Ernst & Young Global,

independent auditors, as stated in their report appearing in our annual report on Form 20-F for the year ended December 31, 2002, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on Mancera, S.C.’s report, given on their authority as experts in accounting and auditing.

VALIDITY OF THE DEBT SECURITIES

Unless otherwise specified in the applicable prospectus supplement, certain matters of Mexican law relating to the debt securities will be passed upon by Franck, Galicia y Robles, S.C. The validity of the debt securities under New York law will be passed upon by Cleary, Gottlieb, Steen & Hamilton or any other law firm named in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Mexico. In addition, most of our directors, officers and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located in Mexico. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against these persons in U.S. courts, or to enforce in U.S. courts judgments obtained against these persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. Based on the opinion of Franck, Galicia y Robles, S.C., our Mexican counsel, there is doubt as to the enforceability against these persons in Mexico, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

EXPENSES

The table on the following page sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee	U.S.$	92,300
Legal fees and expenses		500,000
Accounting fees and expenses		150,000
Printing and engraving expenses		100,000
Miscellaneous		100,000

Total	U.S.$	942,300

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. As a foreign private issuer, we have been required to make filings with the SEC by electronic means since November 2002. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our web site at www.telmex.com.

We will make available to the holders of our debt securities, at the corporate trust office of the trustee referred to herein, copies of the applicable indenture and supplemental indenture, if any, our annual report in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with Mexican GAAP, together with a reconciliation of operating income, net income and total stockholders’ equity to U.S. GAAP. We will also make available at the office of the trustee our unaudited quarterly consolidated financial statements in English prepared in accordance with Mexican GAAP.

We provide Morgan Guaranty Trust Company of New York, as depositary, under the Deposit Agreement between us, the depositary and registered holders of the American depositary receipts evidencing L share ADSs, with annual reports in English, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in Mexico, or Mexican GAAP, together with a reconciliation of operating income, net income and total stockholders’ equity to generally accepted accounting principles in the United States, or U.S. GAAP. We also furnish the depositary with unaudited quarterly consolidated financial statements prepared in accordance with Mexican GAAP. Upon receipt of these reports, the depositary promptly mails them to all record holders of L share ADSs. We also furnish to the depositary in English all notices of meetings of holders of L shares and other reports and communications that are made generally available to holders of L shares. The depositary will mail to all holders of L share ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders’ meeting received by the depositary and will make available to all holders of L share ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of L shares.

I NCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2002, filed with the SEC on June 25, 2003 (SEC File No. 1-10749),

•	our report on Form 6-K containing disclosure regarding recent developments in our business and results of operation for the nine-month period ended September 30, 2003, furnished to the SEC on November 24, 2003,

•	our report on Form 6-K, containing our unaudited condensed consolidated interim financial statements and notes thereto for the nine-month periods ended September 30, 2003 and 2002, furnished to the SEC on December 9, 2003,

•	the description of L Shares and the description of American Depositary Receipts evidencing ADSs contained in our Form 8-A/A (SEC File No. 1-10749), filed with the SEC on March 20, 1997, and any amendment or report filed for the purpose of updating such descriptions,

•	any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Parque Vía 198, Ofícina 701, Colonia Cuauhtémoc, 06599 México, D.F., México, attention: Alejandro Martinez, Investor Relations, telephone (5255) 5703-3990.